Exhibit 5.3

79 Wellington St. W., 33rd Floor Toronto, ON M5K 1N2 Canada P. 416.865.0040 | F. 416.865.7380 www.torys.com

July 6, 2026

Sun Life Financial Inc.

1 York Street, 31st Floor

Toronto, Ontario, Canada M5J 0B6

Dear Sirs/Mesdames:

We hereby consent to the reference to our name under the heading “Legal Matters” and to the reference to our name and to the use of our opinions under the heading “Certain Canadian Federal Income Tax Considerations” in the Prospectus Supplement dated July 6, 2026, which has been filed under the Registration Statement on Form F-10 filed by Sun Life Financial Inc. on July 6, 2026. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very Truly Yours,

/s/ Torys LLP